Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-162195
Dated: February 23, 2010

Understanding Structured Notes & CDs

DWS Structured Products Americas

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What we will cover

[] About DWS Investments & Deutsche Bank
[] The Asset Allocation Challenge
[] Structured Products Overview
[] Types of Structured Notes & CDs
[] Considerations

                                    Page 2

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About Deutsche Bank

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                Tier 1 capital ratio of 12.6%(1)
        More than 77,000 employees in 72 countries worldwide(1)
Corporate and   Corporate
Investment Bank Investments Private Clients and Asset Management
                                                 Private & Private
Global  Global  Corporate   Asset                Business  Wealth
Banking Markets Investments Management           Clients   Management
                Deutsche Asset Management
                $496 Billion(2)
Retail          Insurance   Alternatives             Institutional

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(1) As of December 31, 2009.

(2) All AuM as of December 31, 2009.

                                    Page 3

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The Asset Allocation Challenge

[] Recent market events have presented three problems that have challenged the way we approach investing
[] Forces us to rethink what it means to build a "well diversified" portfolio

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Looking forward - New threats emerge

Prepare for the potential "triple threat" and its impact on asset allocations

Declining dollar      US debt/deficit
                      US debt as a percent of
"Importing inflation" GDP is 9.9%--the highest
                      since 1943(2)

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Central bank balance sheets --"printing money"

Total balance sheet of the Federal Reserve exploded, hitting an all time high of $2,174 billion(1)

Sources: (1)All data from istocksanalyst.com, as of October 23, 2009
(2)Congressional Budget Office, as of January 2010.

                                    Page 5

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Structured Products Overview

[] Structured Product: a bond or CD that pays out a variable rate of return based on the performance of an underlying asset, typically at maturity[] May be linked to different underlying assets, such as equities (large/mid/small cap, international, emerging), commodities, interest rates or currencies

Market Linked Note

* A variable rate corporate bond

* Principal and market return are subject to the issuer's creditworthiness for payment of all amounts

Market Linked CD

* FDIC insured variable rate certificates of deposit

* Principal is fully protected by the FDIC up to applicable limits(1)

1. Does not insure any performance returns.

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The Anatomy of Structured Notes & CDs

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Mechanics of Principal Protected Notes & CDs

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[] $800  represents the present value (PV) of $1000  at maturity[] $800 accretes to $1,000 at the imputed interest rate that is determined on trade date (similar to a zero coupon bond)[] The higher the interest rate, the less of your initial investment is needed for principal protection and therefore more is available for the Performance Component

Principal Component     Performance Component &
(i.e. zero coupon bond) Transaction Costs(**)
                        (i.e. options package)

*In this hypothetical illustration, we assume a 5 year maturity and thus an imputed interest rate of 4.56% p.a. This is illustrated by the following equation: $800 x (1.0456)^5 = $1000 **Transaction costs or fees include hedging, distribution and legal costs.

Note: Example is for illustrative purposes only and does not represent any actual issuance.

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Structured Notes and CDs are designed to achieve a particular investment objective or return profile and can therefore offer features often unavailable with traditional investments, such as:

Risk Mitigation  Investment returns or profiles -- such as full or limited principal protection(1)
                 -- not typically accessible through mutual funds or ETFs
Enhanced Returns Potential to enhance returns across and within different asset classes
Access           Ability to access hard to reach asset classes such as
 commodities or
                 currencies
Yield Generating Provides an opportunity to earn enhanced periodic, contingent coupon
                 payments

Combats the Asset Allocation Challenge through the use of

Structural Diversification SM

1. Principal protected if held to maturity, subject to the credit of the issuer.

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Structural Diversification SM

Complimenting traditional diversified portfolios with outcome oriented investments

Diversified Portfolio Diversified Portfolio
By Asset Class        By Asset Class & Structure

Commodities
Mutual Funds & ETFs

International Equity
Mutual Funds & ETFs

Fixed Income/ Rate
Mutual Funds & ETFs

Commodities
Mutual Funds & ETFs

International Equity
Mutual Funds & ETFs

Fixed Income/ Rate
Mutual Funds & ETFs

U.S. Equity
Mutual Funds & ETFs

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U.S. Equity
Mutual Funds & ETFs

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Note: Sample asset allocation is for illustrative purposes only and should not be considered a recommendation of any investment strategy or issuance. Page 10

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Shaped versus Linear Returns

Linear return: As the value of the index increases (or decreases), the return of the investment moves up (or down) by the same amount

Linear Return Investment

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Equity Index Traditional Index Investment

Note: Example is for illustrative purposes only and does not represent any actual issuance. Page 11

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Shaped versus Linear Returns (con't)

This hypothetical structured note's asymmetrical return creates the potential to earn enhanced returns relative to the underlying's performance

Shaped Return Investment

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Equity Index             Structured Note

Potential Outperformance

Note: Example is for illustrative purposes only and does not represent any actual issuance.

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Types of Structured Notes and CDs

Generally, the greater the potential return of a structured note or CD, the greater the associated risks.

Opportunity

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1. Principal protected if held to maturity, subject to the credit of the issuer.

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Protection Example: BRIC Linked Uncapped CD

Investor Profile:

[] Bearish on the USD[] Concerned about inflation[] Wants direct access to a theme that might be difficult or impossible to access through other types of investments such as mutual funds or ETFs

[] Loss averse -- wants full protection from loss of principal (1)

ILLUSTRATIVE TERMS
Underlying:   Basket of BRIC         Participation: 130%
              Currencies             Cap:           Uncapped
Principal Protection: Full (100%)(1)
                                     Max Return:    Unlimited
FDIC Insured: Yes (2)
Maturity:     3 Years

Payout at Maturity

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1.  Principal protected if held to maturity, subject to the credit of the issuer.
2.  Subject to applicable FDIC insurance limits

Note: Example is for illustrative purposes only and does not represent any actual issuance.

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Example: Index Linked Capped CD

                             ILLUSTRATIVE TERMS

Description:                 Underlying:   US Large               Participation:
 100%
[] Seeks to offer return                   Cap Index              Cap:
 35%
performance linked the       Principal Protection: Full (100%)(1)

Underlying, subject to a cap                                      Max Return:
 35%
                             FDIC Insured: Yes (2)

and full downside principal

protection(1)                Maturity:     5 Years

                      Payout at Maturity
Investor Profile: 40

[] Moderately bullish[] Over-allocated  to cash  [] Wants to reenter the market, but concerned about losing capital[] Loss averse - willing to possibly forgo returns on the upside in exchange for full protection if the underlying were to go down

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1.  Principal protected if held to maturity, subject to the credit of the issuer.
2.  Subject to applicable FDIC insurance limits.

Note: Example is for illustrative purposes only and does not represent any actual issuance.

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Example: Buffered Underlying Securities ("BUyS")

Description:

[] Seeks to outperform the Underlying with enhanced participation, subject to a cap and some downside protection (1)

Investor Profile:

[] Moderately bullish - cautiously optimistic on equity markets [] Believes there will be moderate market volatility[] Looking for enhanced participation on the upside and relative outperformance on the downside[] Willing to possibly forgo returns on the upside in exchange for downside protection if the
Underlying were to decline

ILLUSTRATIVE TERMS
Underlying:   Equity Index             Participation: 200%
              Basket                   Cap:           10%
Principal Protection: Limited (15%)(1)
                                       Max Return:    20%
FDIC Insured: No                       Buffer:        15%
Maturity:     2 Years

Payout at Maturity

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-40

Underlying Return (%)

Structured Note Return
Underlying Index Return

1. Partial downside protection if held to maturity, subject to the credit of the issuer.

Note: Example is for illustrative purposes only and does not represent any actual issuance.

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Principal
Protection:   []
Term:         []
Wrapper:      []
FDIC Insured: []
Benefits:     []

Select Considerations (1):[]

[]

[]

None Typically short maturities Note No

Potential for significant enhanced return participation on the upside

Possible loss of part or all principal at maturity if underlying declines below a specified amount Credit exposure to the issuer for all amounts due, including the return of principal at maturity Opportunity cost of giving up a fixed for a variable rate of return

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1. See page 24-25 for a full risk disclosure.

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Example: Enhanced Participation Note

Description:

[] Seeks to significantly outperform the Underlying with enhanced participation, subject to a cap, with no downside protection

Investor Profile:

[] Bullish - optimistic on equity markets [] Believes there will be low market volatility[] Seeking significant enhanced participation on the upside, but willing to possibly forgo returns above a certain level in exchange for increased participation potential[] Comfortable taking on full downside risk[]
Short term time horizon

ILLUSTRATIVE TERMS
Underlying:   US Large              Participation: 300%
              Cap Index             Cap:           7%
Principal Protection: Fully at risk Max Return:    21%
FDIC Insured: No                    Buffer:        0%
Maturity:     13 Months

Payout at Maturity

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Structured Note Return
Underlying Index Return

Underlying Return (%)

Note: Example is for illustrative purposes only and does not represent any actual issuance.

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Opportunity Costs:       Forgo fixed rate of return for variable returns
FDIC Insurance:          Does not insure performance returns
Distributions:           Investor forgoes all dividends on the underlying
Issuer Creditworthiness: All payments are subject to the creditworthiness of the issuer
Secondary Market:        Issuer may provide a secondary market in the event
 requested
                         by an investor to liquidate the investment, but is not
 obligated to
                         do so
                         If provided, the investment may trade at a discount or
                         premium prior to maturity
                         [] Buy and hold investments
Taxation:                Investors must consider the tax implications of
 different
                         structured products

Note: For additional considerations, see page 22.

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Recap

[] The Asset Allocation Challenge

-- Lower Returns
-- Higher Volatility
-- Increased Correlation

[] Structured Products Overview:

Outcome Oriented investments, designed to achieve a particular investment objective or return.

-- Structural Diversification(SM)

-- Shaped Returns

-- Features: Risk Mitigation, Enhanced Returns, Access and Yield Generating

-- Anatomy of Structured Products: Performance + Principal Components

[] Types of Structured Notes & CDs

-- Protection (1): Full Principal Protection
-- Enhancement: Limited Principal Protected
-- Opportunity: Full Principal at Risk

[] Considerations

1. Principal protected if held to maturity, subject to the credit of the issuer.

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Important Information

Before purchasing a structured note or CD, investors should carefully consider the risks associated with an investment in the structured note or CD and whether the structured note or CD is a suitable investment for them. Before investing, prospective investors should read the prospectus or disclosure statement, as applicable, relating to the particular structured note or CD. In addition, investors are encouraged to consult with their investment, legal, accounting, tax and other advisers in connection with any investment in a structured note or CD.

The content of this DWS Investments presentation is intended for informational and educational purposes only. Before committing to any investment, investors should seek the advice of an independent financial advisor.

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Selected Risk Considerations

Structured notes and CDs are complicated investments that may offer investors some protection from downside risk in exchange for foregoing some upside potential to achieve that protection and are intended as "buy and hold"
investments. Investing in Structured notes and CDs is not the equivalent to investing directly in the underlying(s) and involve significant risks such as:

Market risk -- The return on a structured note or CD at maturity, if any, is linked to the performance of the underlying(s) and will depend on various features that are specific to a particular structured note or CD, including, among others any applicable barriers or caps. Depending on the particular structure of the structured note or CD, the structured note or CD may not guarantee any return of your investment and may result in a partial or complete loss.

Structured Notes or CDs may not pay more than the principal amount and may pay substantially less than the principal amount -- You may receive a lower payment at maturity than you would have received if you had invested in the underlying(s) . Certain structured notes or CDs may not return more than the principal amount and certain structured notes or CDs may return substantially less than the principal amount.

Principal protection only at maturity -- If applicable, a principal protection feature applies only if the securities or instruments are held to maturity and is subject to the issuer's creditworthiness.

Certain built-in costs are likely to adversely affect the value of the
Structured Notes or CDs prior to maturity --
Certain built-in costs, such as the agent's commission and the Issuer's estimated cost of hedging, are likely to adversely affect the value of the structured notes or CDs prior to maturity. You should be willing and able to hold your structured notes or CDs to maturity.

No interest or dividend payments or voting rights -- You will not receive interest payments on the structured notes or CDs or have voting rights or rights to receive cash dividends or other distributions on the structured notes, CDs or the underlying(s) .

Lack of liquidity -- There may be little or no secondary market for the structured notes or CDs. The structured notes or CDs will not be listed on any securities exchange.

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Selected Risk Considerations (cont. )

The Issuer's research, opinions or recommendations could affect the level of the underlying(s) or the market value of the Structured Notes or CDs -- The
Issuer and its affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the structured notes or CDs, which could affect the level or price of the underlying(s) or the value of the structured notes or CDs.

Potential conflicts -- Because the Issuer and its affiliates play a variety of roles in connection with the issuance of the structured notes or CDs, including acting as calculation agent and hedging its obligations under the structured notes or CDs, the economic interests of the calculation agent and other affiliates of the Issuer are potentially adverse to your interests as an investor in structured notes or CDs.

Many economic and market factors will affect the value of the Structured Notes or CDs -- In addition to the level of the underlying(s) on any day, the value of the structured notes or CDs will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other. These can include interest rate level, implied volatility and time remaining to maturity

The structured notes and CDs are subject to the Issuer's creditworthiness -- An actual or anticipated downgrade in the Issuer's credit rating will likely have an adverse effect on the market value of the structured notes and CDs. The
Issuer's creditworthiness will not enhance the likely performance of the investment but may affect the ability of the Issuer to meet its obligations.
The payment at maturity on the structured notes and CDs, including the return of principal at maturity if applicable, is subject to the Issuer's creditworthiness. CDs also have the feature of FDIC insurance up to applicable
FDIC insurance limits. The credit worthiness of an issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

Additional Considerations -- Other risks may apply to a particular structured note or CD. You should read the risk factors in the offering document for a particular structured note or CD prior to making any investment.

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DWS Structured Products Americas Contacts

Christopher Warren                                       Christopher Ferreira
Managing Director - Head of Structured Products Americas Assistant Vice
 President, Structured Products Marketing
DWS Investments Distributors, Inc.                       DWS Investments
 Distributors, Inc.
345 Park Avenue, 27th Floor                              345 Park Avenue, 25th
 Floor
Office         212 454 2123                              Office       212 454
 2207
Fax            212 454 7171                              Fax          212 454
 7171
Email          chris.warren@db.com                       Email
 christopher.ferreira@db.com
Jason Hubschman                                          Rupert Watts
Director - Head of Structuring & Product Development     Associate, Structured
 Products Marketing
DWS Investments Distributors, Inc.                       DWS Investments
 Distributors, Inc.
345 Park Avenue, 25th Floor                              345 Park Avenue, 25th
 Floor
Office         212 454 7194                              Office       212 454
 1553
Fax            212 454 7171                              Fax          212 454
 7171
Email          jason.hubschman@db.com                    Email
 rupert.watts@db.com
Jeff Goldstein                                           Emily Agress
Vice President, Structured Products Marketing            Associate, Structured
 Products Marketing
DWS Investments Distributors, Inc.                       DWS Investments
 Distributors, Inc.
345 Park Avenue, 25th Floor                              345 Park Avenue, 25th
 Floor
Office         212 454 4372                              Office       212 454
 3977
Fax            212 454 7171                              Fax          212 454
 7171
                                                         Email
 emily.agress@db.com
Email          jeffrey.goldstein@db.com

Important Information

Before purchasing a structured product, investors should carefully consider the risks associated with an investment in the structured product and whether the structured product is suitable for them. Before investing, prospective investors should read the prospectus relating to the particular structured product. In addition, investors are encouraged to consult with their investment, legal, accounting, tax and other advisors in connection with any investment in a structured product.

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest,

you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-311-4409.

DWS Investments is the US retail brand name of Deutsche Asset Management
(DeAM), the global asset management division of Deutsche Bank AG. X-markets is the Deutsche Bank worldwide platform for structured notes.

ISSUER FREE WRITING PROSPECTUS File Pursuant to Rule 433 Registration Statement
No. 333-162195 Dated: February 22, 2010

NOT FDIC/NCUA INSURED OR GUARANTEED MAY LOSE VALUE / NO BANK GUARANTEE
NOT A DEPOSIT
NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

DWS Investments is part of Deutsche Asset Management, which is the marketing name in the US for the asset management activities of Deutsche Bank AG,
Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas
Inc. and DWS Trust Company.

DWS Investments Distributors, Inc.
222 South Riverside Plaza Chicago, IL 60606-5808 rep@dws. com Tel (800)
621-1148

DWS Structured Products dws-sp@db. com Tel (866) 637-9185 www.dws-sp.com

(02/10) R-15909-1